SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release (hereafter "Agreement") is made and entered into between Patrick P. Irestone (hereafter "Irestone") and Spanlink Communications Company, Inc., a Minnesota corporation (hereafter "Spanlink").

                                   I. RECITALS

         1. Irestone is to be employed by Spanlink between September 23, 1994, and July 15, 1997, pursuant to the terms of an Employment Agreement dated as of September 23, 1994, as amended by the First Amendment to Employment Agreement, dated as of January 31, 1996, and the Second Amendment to Employment Agreement dated as of April 18, 1996 (collectively, the "Employment Agreement").

         2. The purpose of this Separation Agreement and Release is to set forth the terms and conditions under which Irestone and Spanlink will terminate their employment relationship.

                                  II. AGREEMENT

         In consideration of the mutual agreements and promises made below, the parties agree as follows:

         1. Resignation. Subject to the following terms and conditions, Irestone hereby voluntarily resigns from, and terminates his employment with Spanlink and his status as an officer and director of Spanlink, and Spanlink hereby accepts such resignation and termination, effective July 15, 1997.

         2. Final Wages/Commissions/etc. Irestone agrees and understands that, other than what he is to be paid under paragraph 3 of this Agreement, he has been fully compensated, and hereby waives, any and all claims which he ever had, now has, or may in the future have, against Spanlink or any of Spanlink's Releasees, as defined in paragraph 5 below, for salary, bonuses, commissions, or wage payments; accrued or unused vacation and/or sick pay; short term or long term disability benefits; payments for any other type of leave of absence or time off of work; and contributions by Spanlink to Spanlink's employee benefit plans.

         3. Additional Payment Obligations and Other Consideration.

                  a. Upon the expiration of the 15 day rescission clause as allowed by paragraph 11 below, Spanlink shall pay Irestone at his current salary of $8,333.33 per month, three month's gross pay, less all standard and usual federal, state and FICA payroll tax withholdings and other standard employee deductions. Irestone and Spanlink agree that this payment by Spanlink will constitute compensation to Irestone and is therefore fully taxable. Spanlink will issue appropriate W-2 forms to Irestone and to the government to report this payment. Irestone will report this payment as wages on his 1997 individual income tax returns, and will pay all associated income, social security, Medicare, or other taxes owing, if additional

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taxes are owing beyond the amounts withheld. Irestone agrees that he will defend, indemnify and hold harmless Spanlink, and all of Spanlink's "Releasees" as defined in paragraph 5 below, from any and all claims, demands, actions and causes of action, losses, costs, attorney's fees, interests, penalties, expenses and taxes of any sort relating to this payment and his obligation to pay taxes thereon.

                  b. Spanlink hereby transfers its rights in the portable personal computer and associated software heretofore used by Irestone.

                  c. Spanlink shall permit Irestone to have reasonable access to Spanlink's voice mail, e-mail, paper and cellular phone service for purposes not inconsistent with his obligations hereunder until October 15, 1997.

                  d. Irestone shall maintain his rights under all stock options heretofore granted to him in accordance with the terms of such grants, and the obligations under all previous notes and security or pledge agreements heretofore executed by him in favor of Spanlink shall continue in accordance with the terms thereof; provided that, Spanlink shall renew the tax loans previously made to Irestone on an annual basis as they come due through April 14, 2002, according to the cur-rent terms of the loans. The stock certificate needs to be provided to the Spanlink per the original loan agreement.

                  e. At Spanlink's request Irestone may provide consulting services through October 15, 1997, at $100.00 per hour, for a mutually agreed upon number of hours.

                  f. If Irestone rescinds this Agreement pursuant to paragraph 11 below, it is understood that neither Spanlink nor Irestone will be obligated to make the payment set forth above or perform any other of their respective obligations in this Agreement, unless expressly stated otherwise.

                  g. The above payment and all other agreements which Spanlink is making in this Agreement are being made to Irestone in exchange for the various agreements which he is making in this Agreement, and to obtain a release of any claims which Irestone might have relating to Irestone's employment at and termination of employment from Spanlink. Irestone intends to completely and finally release any and all claims, actions, causes of action or costs, including attorney's fees and costs, which Irestone may have or claim to have against Spanlink and the other persons and entities released herein, except for claims being expressly excluded from his release in paragraph 6 below.

         4. Confidentiality and Noncompetition Agreement/Return of Property. Irestone acknowledges that he continues to be bound by the invention, confidentiality and non-competition provisions of the Employment Agreement, and that this Agreement is not intended in any way to relieve him of any of his obligations thereunder.

         Irestone specifically represents to Spanlink that; other than as specifically provided herein, he has returned all of Spanlink's property, including work in progress, originals and

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copies of business forms, computer files, diskettes, source codes, manuals, training materials, catalogs, customer lists, financial information, computer equipment, office equipment, and all other material in his possession or control which belongs to Spanlink or contains information subject to those provisions. He also represents that he has returned all other Spanlink property, such as office keys, parking cards, office equipment, files, or other documents of any sort. Irestone acknowledges that this obligation is continuing and agrees to promptly return to Spanlink any discovered property or confidential information as described above.

         5. General Release of Claims.

                  a. Spanlink and Irestone agree that, in exchange for the payments and other considerations set forth in this Agreement, on behalf of their respective agents, representatives, attorneys, designees, heirs, successors, assigns, executors, administrators, and anyone else, acting, or claiming to act, on their behalf, hereby releases and forever discharges Spanlink and Irestone and all of its past and present employees, agents, insurers, officers, board members, divisions, parents, joint venturers, subsidiaries, successors, assigns, and all affiliated companies, partnerships, corporations, and other associated entities (hereinafter "Releasees") from any and all charges, claims, liabilities, obligations, agreements, losses, demands, damages, costs, debts and expenses (including attorney's fees and costs), actions or causes of action, both known and unknown, asserted and unasserted, direct and indirect, and of any kind, nature, or description whatsoever, under any state or federal law or laws, or the common law, from the beginning of time to the date hereof, which Irestone or Spanlink ever had, may now have, or ever can, shall, or may have or claim to have, against Spanlink or Irestone, or any of the other Releasees, for, upon, or by reason of any matter, act, or thing occurring on or prior to the date they sign this Agreement.

                  b. Without limiting the generality of the foregoing, this General Release of Claims specifically includes, but is not limited to, all charges, claims, liabilities, obligations, agreements, losses, demands, damages, costs, debts and expenses (including attorney's fees and costs), actions, or causes of action of any type arising, or which may have arisen, out of, or in connection with, Irestone's work and employment with, or termination of employment from, Spanlink or out of the provision of information about Irestone to any person or entity, under any and all of the following legal theories: (1) any and all claims arising under Title VII of the Civil Rights Act, as amended, the Minnesota Human Rights Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act of 1990, as amended, the Equal Pay Act of 1963, as amended, the Age 70 Retirement Act, as amended, any "Whistleblower" statutes, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Acts of 1964 and 1991, as amended, any and all wage and hour statutes, any and all laws or statutes relating to termination of sales representatives, any statutes regarding retaliatory treatment, and any other federal, state or local statute or ordinance, regulation, order, or the common law of any state regarding wages, commissions, bonuses or other earnings, employment, termination of employment, or discrimination in employment; (2) any and all statutory or common law claims for defamation, libel, or slander (including any future statements by Irestone regarding Irestone's employment with and termination of employment from Spanlink), (3) any and all statutory or

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common law claims for assault, battery, reprisal, retaliation, negligent or intentional infliction of emotional distress, negligent hiring or retention, misrepresentation, breach of contract, promissory estoppel, fraud, wrongful discharge, tortious interference with contract, breach of covenant of good faith and fair dealing, or any other theory, whether legal or equitable; and (4) any and all other contract, tort, or employment related claims which Irestone had or has against Spanlink or any of the other Releasees herein. Irestone agrees that he will not in the future commence any type of legal action based upon any of the foregoing.

                  c. Irestone expressly agrees and understands that, as a further consideration and inducement for this Agreement, he has fully and finally released all past and present claims. He expressly understands and agrees that this General Release of Claims applies to all claims that Irestone does not know of or expect to exist in his favor at the time he signs this General Release of Claims and that this General Release of Claims contemplates the extinguishment of any such claim or claims except as expressly provided below.

         6. Exclusions From Release. The parties agree and understand that Irestone's General Release of Claims, as set forth in paragraph 5, does not apply to and shall not affect the parties' rights to enforce the terms of this Agreement, or to seek remedies for the breach thereof, and shall not prohibit claims for events occurring after this Agreement becomes effective, except for Irestone's statements to anyone regarding his employment with or termination of employment from Spanlink. (It is understood that, in the event Irestone at some point in the future "self-publishes" information which he claims to be defamatory, then such "self-publication" is not considered a "future event" under this provision; Irestone is releasing any and all defamation, libel or slander claims based on any future "self-publication".) Further, the General Release of Claims does not include the release of any claims which Irestone has for Irestone's post-termination benefits under "COBRA" or to post-termination benefits, if any, under any applicable employee benefit plan including, but not limited to, Spanlink stock options granted to Irestone. Irestone's rights for post termination benefits under COBRA and Spanlink's employee benefit plans are not intended to be increased or decreased as a result of this Agreement, except as specifically stated. Spanlink agrees to continue to pay the regular employer's portion of the cost of the health benefits through December 31, 1997, and Irestone's portion will be due to Spanlink on the first of each month. Further, the General Release of Claims is not intended to waive Irestone's rights, if any, to file a claim for unemployment compensation benefits, subject to all qualification requirements.

         7. a. No Interference/No Disparaging Remarks. Irestone agrees not to interfere in any way with the employment or business relationship which Spanlink or any of the other Releasees herein have with any past, current or future employees, board members, customers, vendors, competitors, or any other person or entity. Among other things, Irestone agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Spanlink or any of the other Releasees herein, to any of their employees, board members, customers, vendors, competitors or to any other person or entity.

            b. Spanlink agrees that, other than as needed to enforce the terms of this Agreement (e.g. Sections 2, 5, 9, etc.), its shareholders, directors, officers and management

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employees will not interfere in any way with the employment or business relationships which Irestone has with any current or potential future employers, co-employees, customers, vendors, competitors or any other person or entity. Among other things, Spanlink agrees that, other than as needed to enforce the terms of this Agreement (e.g. Sections 2, 5, 9, etc.), its shareholders, Directors, officers and management employees will not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Irestone to any of his current or future employers, co-employees, customers, vendors, competitors, or to any other people or entities with whom he has business or employment relationships.

         8. Future Claims Against Spanlink. Irestone agrees that, at Spanlink's request, and upon payment by Spanlink of reasonable consideration, Irestone will cooperate with Spanlink in any claims or lawsuits by or against Spanlink where Irestone has knowledge of the facts involved in the claim or lawsuit. Irestone further agrees that he will not voluntarily aid, assist, or cooperate with anyone who is involved in claims against Spanlink or with their attorneys or agents in any claims or lawsuits. However, nothing in this Agreement prevents Irestone from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena in a proceeding involving Spanlink.

         9. Confidentiality Regarding Settlement Terms.

                  a. Spanlink has issued a press release on July 3, 1997 announcing Irestone's resignation as specified in paragraph 1.

                  b. Irestone agrees to keep the detailed terms of this Agreement in strict confidence, except that he may confidentially disclose to his legal advisors, immediate family members, accountants, federal, state or local tax authorities, or as otherwise required by law, with the agreement of those people or entities that they will maintain the confidentiality, and not disclose the information to anyone else. With these exceptions, Irestone agrees not to ever make any comment to any person or entity regarding the details of any term of this document or this settlement.

                  c. Without limiting the generality of the foregoing, Irestone agrees that he will not disclose any information regarding this Agreement to any current or former employee, officer, board member, vendor or competitor of Spanlink or any other Releasee, except as required by law.

                  d. Irestone acknowledges and agrees that this confidentiality provision is a material provision of this Agreement. Irestone hereby agrees that any material breach by him of this confidentiality provision shall constitute and be treated as a breach of this Agreement, and shall relieve Spanlink of all payment and other obligations to Irestone under this Agreement.

         10. No Wrong Doing. Irestone agrees and acknowledges as follows: the consideration being paid herein does not constitute, and shall not be construed as, an admission of liability or wrong doing on the part of Spanlink, or any of the other Releasees herein; this

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Agreement does not constitute a precedent with respect to any other claims; and
Spanlink denies and will always deny that Irestone was in any way treated illegally.

         11. Consideration and Rescission Rights.

                  a. Irestone acknowledges that he has been advised, in writing, by Spanlink to seek the advice of legal counsel in determining whether to accept the terms of this Separation Agreement and Release. Irestone further understands that he has a statutory right to have twenty-one (21) days from the date he received this Separation Agreement and Release in which to decide to accept its terms. If Irestone decides to sign this Separation Agreement and Release sooner than twenty-one (21) days, he hereby agrees and represents that he is doing so voluntarily and based on a complete discussion with his own attorney.

                  b. Irestone further understands that he has a statutory right to nullify and rescind this Agreement at any time within fifteen (15) days from the date of his signature below by indicating his desire to do so in writing and delivering that writing to Brett Shockley, Spanlink Communications, 7125 Northland Terrace, Minneapolis, Minnesota 55428. It is understood that Spanlink will not make the payments required by this Agreement until Irestone signs and delivers this Agreement to Spanlink, fulfills all of his other obligations required by this Agreement, and does not revoke within fifteen (15) days of signing this Agreement.

         12. Minnesota Law Applies. This Separation Agreement and Release shall be governed by, and construed and enforced, in accordance with Minnesota Law.

         13. Invalidity. If any one or more of the terms of this Separation Agreement and Release are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this release will not, in any way, be affected or impaired thereby.

         14. No Claims Filed. Irestone represents as follows: He has not filed any complaints, charges, or claims against Spanlink, or any of the other of the Releasees herein, with any local, state or federal agency, court, or insurer regarding his claims herein; he will not commence any lawsuits or administrative charges at any time hereafter for anything that has occurred up to this point; and if any such agency, court, or insurer assumes jurisdiction of any complaint, charge, or claim against Spanlink, or any of the other Releasees herein, Irestone will request such agency, court, or insurer, to withdraw from the matter. Irestone further represents and warrants that no other person other than himself is entitled to assert any claim based on the events giving rise to his claims.

         15. Capacity Advice and Consultation with Counsel. Irestone represents that he is of legal age, under no legal disability, and has full legal authority to release any and all claims specified herein and to undertake all other obligations specified herein. Irestone further warrants that no promise or inducement has been offered to him except as set forth herein; and that this Separation Agreement and Release is executed without reliance upon any statement or representation by Spanlink or any of the other Releasees, or their representatives, employees,

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officers, agents, board members, or attorneys concerning the nature and extent of his claims, damages, or legal liability therefore. Irestone further represents and agrees that he has had an opportunity to consult with an attorney of his choice regarding the effect of this Separation Agreement and Release and that he understands it and its effect.

         16. Merger. This document supersedes all prior oral or written agreements and communications between Irestone and Spanlink, except as otherwise stated herein. Irestone agrees that (except as expressly stated otherwise in this Agreement) any and all claims which he might have against Spanlink are being fully released and discharged by this document. Irestone expressly agrees that he continues to be bound to all of his obligations under the invention, confidentiality and non-competition provisions of the Employment Agreement and the tax loan and security agreement documentation.

         17. Modification. This Separation Agreement and Release shall not be modified, amended or terminated unless such modification, amendment or termination is executed in writing by Irestone and Spanlink.

         18. No Assignment. Irestone's obligations under this Agreement shall be binding upon Irestone and Irestone's heirs, administrators, representatives or executors. No assignment of Irestone's rights under this Agreement shall be made by Irestone and such purported assignment shall be null and void.

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         19. Voluntary and Knowing Action. Irestone represents as follows: He has carefully read and fully understands this Separation Agreement and Release, and its final and binding effect; he has been afforded sufficient time and opportunity to review this Separation Agreement and Release; he is fully competent to manage his own business affairs and enter into or sign this Separation Agreement and Release; that the only promises made to induce him to sign this Separation Agreement and Release are those stated herein and that he has signed this Separation Agreement and Release knowingly, freely and voluntarily.



Dated:  7/15/97                      /s/ Patrick P. Irestone
                                     Patrick P. Irestone


Leah Stuart                          /s/ Leah Stuart
Witnessed (Printed Name)             Witnessed (Signature)


                                     SPANLINK COMMUNICATIONS, INC.

Dated:  7/15/97                      By:/s/ Brett A. Shockley
                                     Brett A. Shockley
                                     Chairman and Chief Executive Officer